Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into effective as of April 6, 2022 (the “Effective Date”), by and between Orion Group Holding, Inc., a Delaware corporation (“Company”) and Mark R. Stauffer (“Consultant”).

The parties agree as follows:

1.Consulting Period

The term of this Agreement shall commence on the Effective Date and shall continue until June 30, 2022 unless extended or terminated earlier by either party as provided in this Section 1 (Consulting Period) (the “Consulting Period”). Either party may terminate this Agreement prior to June 30, 2022 for any reason or no reason upon thirty (30) calendar days’ written notice. Company may terminate this Agreement immediately upon Consultant’s material breach of this Agreement, as determined by Company in its sole discretion. Upon termination of this Agreement for any reason, Consultant shall be paid only for work that has been, up to and including the termination date, completed in accordance with the requirements of this Agreement, as determined by Company in its sole discretion. The provisions of Sections 7 (Confidentiality), 8 (Return of Records), and 10 (Limitation of Liability) shall survive any termination or expiration of this Agreement.

2.Services

During the Consulting Period, Consultant agrees to provide transition assistance and other advisory services to the Company’s Interim Chief Executive Officer and Interim Chief Financial Officer the services (the “Services”). Consultant warrants that all Services shall be performed in a timely, legal, professional, ethical, and competent manner, in accordance with the standards of practice, quality, care, prudence, skill and diligence customary for the provider of services similar to the Services, and in accordance with all applicable law. Consultant shall otherwise determine the manner in which the Services are to be performed and the specific hours to be worked. Company will rely on Consultant to work as many hours as may be reasonably necessary to fulfill Consultant’s obligations under this Agreement. Consultant shall provide the Services from Consultant’s offices and from Company’s Houston corporate office and shall travel to work at other locations as designated by and approved in advance by Company. Consultant shall provide all tools and materials necessary for the completion of the Services. Consultant shall be responsible for obtaining all necessary licenses, permits and visas for performing the Services and in all other ways necessary in order to comply with the requirements of applicable laws.

3.Payment

During the Consulting Period, Company will pay Consultant a fee of $13,900 per week for the Services (the “Fee”). Company will also reimburse Consultant for all actual and documented business expenses of Consultant reasonably and properly incurred during the Consulting Period for travel, accommodation and the like outside of the Houston metropolitan area, that arise from Consultant’s performance of the Services (the “Reimbursable Expenses”), which reimbursement shall be in accordance with Company’s normal policies and procedures and subject to the

Mark R. Stauffer
Consulting Agreement
April 6, 2022

submission of appropriate receipts and other documentation by Consultant to Company; provided that any expense or series of related expenses equal to or in excess of $ 200.00 must be approved in advance by Company. Consultant shall invoice Company on a monthly basis, with such invoice to include the Fee and Reimbursable Expenses for such month.

4.Independent Contractor Status

The parties hereto agree that Consultant shall at all times during the Consulting Period be an independent contractor with respect to Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by this Agreement. It is understood and agreed that Consultant shall have no power or authority to supervise, direct, or manage any employee of Company, or to enter into contracts on behalf of Company or to borrow or incur debts or liabilities, of any kind or nature whatsoever, on behalf of Company. Consultant shall not be entitled to participate in or otherwise accrue benefits or receive contributions under any employee benefit plans, policies, or other arrangements that might be available to the employees of Company or its affiliates, and waives any right Consultant may have to participate in such plans, policies, or other arrangements.

5.Tax Matters

Company shall not, and shall have no obligation to, withhold or deduct from any amount paid to Consultant under this Agreement any amount or amounts in respect of income, employment, or other taxes on behalf of Consultant. Consultant shall be solely responsible for the payment of, and shall pay, all federal, state, local, and other income, self-employment, and other taxes in respect of amounts paid pursuant to this Agreement and shall hold Company and its affiliates and their respective officers, directors, and employees harmless from any liability arising from Consultant’s failure to pay such taxes.

6.Disclosure

Consultant is required to provide advance written notice to Company of any other clients or business activities or other interests that conflict or may conflict with the Services provided under this Agreement.

7.Confidentiality

Consultant acknowledges its relationship with Company is one of high trust and confidence and that Consultant will have access to and contact with Confidential Information (as defined below). Consultant agrees it shall not, at any time, disclose to others or use for any purpose any Confidential Information in any form without Company’s express written prior approval. Upon request by Company, Consultant agrees to promptly deliver to Company the original and any copies of all such Confidential Information. A violation of this Section 7 (Confidentiality) shall be a material violation of this Agreement and may result in serious and irreparable injury to Company for which Company cannot be adequately compensated by monetary damages alone. Consultant agrees, therefore that, in addition to any other remedy it may have upon breach of this Section 7 (Confidentiality), Company shall be entitled to suspend any payments due under the Agreement, and Company shall be entitled to enforce the specific performance of this Agreement and seek

Mark R. Stauffer
Consulting Agreement
April 6, 2022

both temporary and permanent injunctive relief without necessity of proving actual damages. “Confidential Information” shall mean all confidential or proprietary information of Company and its affiliates in any form or media, including without limitation: (a) information related to the business of Company or any of its affiliates and existing and proposed products and services, research and development activities, finances, marketing plans, and other affairs (including, without limitation, any list or record of persons or entities with which the Company or any of its subsidiaries or affiliates has any dealings); (b) any information which is received in confidence by or for Company or any of its affiliates from any other person; and (c) any information which by the nature or type of information should reasonably be regarded as confidential or proprietary; provided, however, that information or portions of information that is or becomes generally available to the public shall not constitute Confidential Information (other than as a result of a direct or indirect disclosure by Consultant in violation of this Agreement).

8.Return of Records

Upon termination of this Agreement, Consultant shall deliver all records, notes, data, memoranda, models, reports, lists, other documents, and equipment of any nature, and copies thereof, that are in Consultant’s possession or under Consultant’s control and that are Company’s property or relate to Company’s business.

9.Notices

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, first-class postage prepaid, addressed as follows:

If for Company:

Orion Group Holdings, Inc.

Attn: Interim CEO

12000 Aerospace Ave.

Suite 300

Houston, TX 77034

With copy to:

Orion Group Holdings, Inc.

Attn: General Counsel

12000 Aerospace Ave.

Suite 300

Houston, TX 77034

If for Consultant, to the address provided below Consultant’s signature.

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

Mark R. Stauffer
Consulting Agreement
April 6, 2022

10.Limitation of Liability

To the fullest extent permitted by applicable law, the total aggregate liability of Company to Consultant shall be limited to the amounts owed to Consultant for the Services provided in accordance with this Agreement. In no event shall Company be liable to Consultant for any consequential, incidental, indirect, punitive, or special damages (including loss of profits, data, business, or goodwill). Consultant shall have no recourse and bring no claim against Company or any of its directors, officers, employees, or agents, with respect to the Services under this Agreement, or otherwise. The Company shall indemnify Consultant, to the extent provided for, as an agent of the Company, in ARTICLE 7 of the Company’s Bylaws.

11.Entire Agreement

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

12.Amendment

This Agreement may be amended only if the amendment is made in writing and is signed by both parties.

13.Severability

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity of the remaining provisions shall not be affected. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

14.No Waiver

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15.Section 409A

This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by Company to Consultant are exempt from, or comply with, Section 409A. Nothing in this Agreement shall be interpreted to change the time or form of any payment, whether provided for under this Agreement or otherwise, that is subject to Section 409A.

16.Counterparts

This Agreement (and any amendment, modification and waiver in respect hereof) may be executed by facsimile or other electronic transmission and in counterparts, each of which shall be

Mark R. Stauffer
Consulting Agreement
April 6, 2022

deemed to be an original, and all of which taken together shall constitute one agreement binding on the parties.

17.Applicable Law

This Agreement is governed by and will be construed in accordance with the laws of the State of Texas, without regard to the conflicts of law principles of such State.

18.Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Consultant shall not assign this Agreement or any of its rights or obligations hereunder, nor subcontract the whole or any part of the Services, without Company’s prior written consent.

The undersigned have executed this Agreement effective as of this 6th day of April 2022.

ORION GROUP HOLDINGS, INC.

By: _/s/ Austin J. Shanfelter________
 Name: Austin J. Shanfelter
 Title: Interim Chief Executive Officer

MARK R. STAUFFER

By: _/s/ Mark R. Stauffer__________
 Name: Mark R. Stauffer

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